Exhibit 99.1
NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852

MOTORCAR PARTS OF AMERICA INCREASES LIQUIDITY WITH
 NEW CREDIT FACILITY

LOS ANGELES, CA – January 20, 2012 – Motorcar Parts of America, Inc. (Nasdaq: MPAA) today announced it has entered into a $95 million credit facility comprised of a $75 million term loan with Cerberus Business Finance and a $20 million revolving credit facility with PNC Bank, N.A., a member of The PNC Financial Services Group, Inc. (NYSE: PNC). The new loan replaces a previous $55.5 million credit facility.

“This loan provides increased liquidity to execute the company’s growth strategy. The automotive aftermarket is a dynamic industry and we are excited by our existing and new opportunities.  We appreciate the support and look forward to working with our new lenders,” said Selwyn Joffe, chairman, president and chief executive officer.
About Motorcar Parts of America

Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters utilized in imported and domestic passenger vehicles, light trucks and heavy duty applications. Through its wholly owned subsidiary Fenco Automotive Products, the company also offers a broad line of under-the-car products – including brake, steering and clutch components.  Motorcar Parts of America’s products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with remanufacturing facilities located in California, Mexico and Malaysia, and administrative offices located in California, Tennessee, Mexico, Canada, Singapore and Malaysia. Additional information is available at www.motorcarparts.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors.  Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2011 and in its Forms 10-Q filed with the SEC  for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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